UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 31, 2012

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 31, 2012, the Company paid for $204.7 million principal amount of its 5.95% Senior Notes due 2013 (“5.95% Senior Notes”), which were validly tendered by 5:00 p.m., New York City time, on July 30, 2012, in response to the Company’s offer to purchase any and all of the 5.95% Senior Notes for 103% of their principal amount with regard to the 5.95% Senior Notes that were tendered by or before that time, and for 102% of their principal amount with regard to the 5.95% Senior Notes that are tendered after that time but before the offer expires.

The purchase price for the 5.95% Senior Notes that were tendered by or before 5:00 p.m. on July 30, 2012 includes an early tendered payment of $10 per $1,000 principal amount that will not be paid for the 5.95% Senior Notes that are tendered after that time. The Company’s obligation to purchase tendered 5.95% Senior Notes had been conditioned upon completion of a sale of at least $300 million principal amount of a new issue of Senior Notes due 2017. That condition was satisfied by a sale of $350 million principal amount of 4.75% Senior Notes due 2017 on July 20, 2012.

A total of $63.0 million principal amount of 5.95% Senior Notes are still outstanding. The Company will accept and purchase all the remaining 5.95% Senior Notes that are validly tendered after 5:00 p.m., New York City time, on July 30, 2012 and before the offer expires, which will occur at 8:00 a.m., New York City time, on August 14, 2012, unless the Company extends the offer. It will pay for those 5.95% Senior Notes shortly after the offer expires. Tenders of 5.95% Senior Notes after 5:00 p.m., New York City time, on July 30, 2012 may not be withdrawn.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on July 30, 2012 regarding completion of early tender offer for the 5.95% Senior Notes due 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2012	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on July 30, 2012 regarding completion of early tender offer for the 5.95% Senior Notes due 2013.

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